Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated July 6, 2020) pertaining to the 2017 Amended and Restated Stock and Annual Incentive Plan of Match Group, Inc. of our reports dated February 27, 2020, with respect to the consolidated financial statements of Match Group, Inc. and the effectiveness of internal control over financial reporting of Match Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

July 6, 2020